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                       SECURITIES AND EXCHANGE COMMISSION

                           Washington,  D.C.   20549


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported):
                               February 15, 1996


                               WEST COAST BANCORP


             (Exact name of registrant as specified in its charter)


                                     OREGON
                 (State or other jurisdiction of incorporation)


           0-10997                          93-0773000
   (Commission File Number)        IRS Employer Identification No.


                         5335 SW Meadows Rd, Suite 201
                             Lake Oswego, OR  97035
              (Address of principal executive offices)  (zip code)


Registrant's telephone number, including area code:  (503) 598-3242
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ITEM 5 - OTHER EVENTS

         On February 15, 1996, West Coast Bancorp, Lake Oswego, Oregon ("WCB") entered into a definitive agreement (the "Merger Agreement") with Vancouver Bancorp, Vancouver, Washington ("VB") and HB Acquisition Corporation, (a wholly owned subsidiary of Bancorp formed under the laws of the State of Washington to facilitate the acquisition). Under the terms of the Merger Agreement, VB will be merged with Acquisition Corp.

         The Merger Agreement provides that VB's common stock will be exchanged for shares of WCB common stock pursuant to a pricing mechanism. The aggregate value of the consideration is approximately $11.6 million, subject to adjustments.

         In connection with the Merger Agreement, WCB and VB entered into a Stock Option Agreement dated February 15, 1996 ("Option Agreement") whereby VB granted WCB an option to purchase 19.9% of VB's common stock at a price equal to the then market value of VB's common stock, under the circumstances, terms and conditions set forth in the Option Agreement. The Option Agreement is exercisable upon the occurrence of certain transactions, including the acquisition by any person or group of control or beneficial ownership of 25% or more of VB's common stock.

         Consummation of the acquisition is subject to several conditions, including receipt of applicable regulatory approval and approval by VB's shareholders. For information regarding the terms of the proposed transaction, reference is made to the Merger Agreement, Option Agreement and the press release dated January 15, 1996, which are attached hereto as Exhibits 2, 10 and 99, respectively, and incorporated herein by reference.


ITEM 7 - FINANCIAL STATEMENTS AND EXHIBITS

         (a)     Financial statements - not applicable.

         (b)     Pro forma financial information - not applicable.

         (c)     Exhibits:

                           ( 2) Plan and Agreement of Reorganization and Merger dated February 15,
                                  1996

                           (10)   Stock Option Agreement dated February 15,
                                  1996

                           (99)   Press Release issued by WCB





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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

         Dated:  February 15, 1996


                                           WEST COAST BANCORP


                                           By \s\ Donald A. Kalkofen
                                              ----------------------------------
                                              Donald A. Kalkofen,
                                              Chief Financial Officer





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